Exhibit 5.1

April 1, 2019

Interstate Power and Light Company

Alliant Energy Tower

Cedar Rapids, Iowa 52401

Re:	3.60% Senior Debentures due 2029
Registration Statement on Form S-3
Registration No. 333-222076-02

Ladies and Gentlemen:

We have acted as counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 3.60% Senior Debentures due 2029 (the “Debentures”), to be issued pursuant to an indenture dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), and the related Officer’s Certificate (the “Officer’s Certificate”) to be dated as of April 1, 2019, which will establish and set forth certain terms and conditions of the Debentures, and subject to the terms and conditions of the Underwriting Agreement dated March 25, 2019 by and between the Company and Barclays Capital Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives (the “Underwriting Agreement”). The Debentures are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2017 (File No. 333-222076-02) (the “Registration Statement”), including a base prospectus dated December 15, 2017 (the “Base Prospectus”), and a prospectus supplement dated March 25, 2019 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the form of the Officer’s Certificate; (v) the form of the Debentures; (vi) certain resolutions of the Company’s Board of Directors; (vii) the Indenture; (viii) the Company’s Amended and Restated Articles of Incorporation, as currently in effect; (ix) the Company’s Amended and Restated Bylaws, as currently in effect; and (x) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion (such items, collectively, the “Transaction Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied on the Transaction Documents. We have assumed that the Indenture has been duly authorized, executed and delivered by the predecessor to the Trustee, that the Company is validly existing and has the power to enter into the Indenture and the Debentures, and that the Indenture and Debentures have been duly authorized, executed, and delivered by the Company.

Interstate Power and Light Company

April 1, 2019

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debentures, when duly executed and authenticated in accordance with the provisions of the Indenture and the Officer’s Certificate and delivered and paid for as contemplated by the Underwriting Agreement and the Prospectus, will be valid and binding obligations of the Company, subject to and limited by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally and rules governing the availability of injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law.

We express no opinion concerning any laws other than the laws in their current forms of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed April 1, 2019. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP